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                                                                    Exhibit 2(q)

                SALARY CONTINUATION AND DEATH BENEFIT AGREEMENT
                -----------------------------------------------

         THIS AGREEMENT is entered into effective as of the 18th day of September 1996 by and between The Stoll Companies, an Ohio corporation (the "Company"), and Richard H. Stoll, Sr. (the "Employee").

         WHEREAS, Employee has rendered over forty (40) years of faithful and diligent service on behalf of the Company; and

         WHEREAS, in consideration of the Employee's past services to the Company, the Company is willing to pay the Employee (or his estate in the event of his prior death) certain specified amounts for a specified period following his retirement from active employment.

         NOW, THEREFORE, in consideration of the foregoing and mutual promises and provisions hereinafter contained, and for good and valuable consideration, the parties do hereby agree as follows:

         1. SALARY CONTINUATION. The Company shall pay to the Employee the monthly sum of $20,833.33, commencing on October 1, 1996 and continuing on the first day of each month thereafter until a total of sixty (60) monthly payments have been made to the Employee and shall thereafter pay to the Employee the monthly sum of $8,333.33, commencing on October 1, 2001, and continuing on the first day of each month thereafter until a total of eighty-four (84) monthly payments have been made to the Employee.

         2. PAYMENT TO BENEFICIARY. If the Employee dies prior to receiving all of the payments to which he is entitled under Section 1 of this Agreement, the Company shall continue to make such monthly payments to Employee's surviving spouse, if any, or to Employee's designated beneficiary or estate as the Employee may designate in writing from time to time.

         3. EQUIVALENT BENEFITS. In the event that payments are being made by the Company to the Employee or his beneficiary pursuant to the provisions of
Section 1 or 2 hereof, the Company may at any time prior to full payment, in its sole discretion, pay to the Employee or his beneficiary the equivalent of the remaining payments to which the Employee or his beneficiary is entitled, in the form of a lump sum cash settlement in an amount equal to the then present cash value of the future payments required to be made, discounted at the then current rate being used by the Pension Benefit Guaranty Corporation or any successor thereto to value immediate annuities of similar duration, but in no event less than six percent (6%) per annum.



                                   EXHIBIT
                                      A
                           ALLSTATE - INTERNATIONAL
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         4. NO OBLIGATION TO FUND. The Company reserves the absolute right, in it sole and exclusive discretion, to fund the obligations of the Company undertaken by this Agreement or to refrain from funding the same, and to determine the extent, nature and method of such funding, if any.

         5. INSURANCE OR ANNUITY POLICIES. Should the Company elect to fund this Agreement, in whole or in part, through the purchase of a life insurance or annuity policy or policies, the Company shall be the owner and beneficiary of all such policies. The Company reserves the absolute right to terminate, borrow against, assign or otherwise encumber such life insurance or annuity policies, as well as any other alternative funding program, at any time, either in whole or in part. At no time shall the Employee be deemed to have any right, title or interest in or to any specified asset or assets of Company, including, but not limited to, any insurance or annuity policy or policies owned by the Company or the proceeds therefrom.

         Any insurance or annuity policy or policies purchased by the Company to fund this Agreement or for any other purpose shall not be considered to be security for the performance of the obligations of the Company under this Agreement, but rather shall at all times be the general, unpledged and unrestricted assets of the Company.

         6. ERISA EXEMPTION. The parties acknowledge that the Employee is a "high compensated employee" within the meaning of ERISA and the regulations promulgated thereunder and that this Agreement shall be entitled to the exemption from coverage under Titles I and II of ERISA afforded by 29 CFR
Section 2520.104-24. The Company agrees to file with the Department of Labor the notice attached as Exhibit A hereof within thirty (30) days following the date of this Agreement.

         7. SECURITY. The parties agree that no security or other collateral has been or will be given to the Employee or otherwise allocated by the company to secure the payment of any obligations of the Company to the Employee hereunder. The Employee shall be considered as and have the status of a general unsecured creditor of the Company.

         8. AMENDMENT. This Agreement may be amended at any time and from time to time by the agreement of the parties hereto; provided, however, that no amendment shall be effective unless it is in a writing which has been signed by both of the parties hereto.

         9. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements of the parties, if any, whether written or oral.

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         10. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced under the laws of the State of Ohio.

         11. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth herein.

                                              THE STOLL COMPANIES,
                                              as Ohio corporation

                                              /s/ Richard H. Stoll, Jr.

                                              By: Richard H. Stoll, Jr.
                                              Its: President


                                              EMPLOYEE

                                              /s/ Richard H. Stoll, Sr.

                                              Richard H. Stoll, Sr.

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                                   EXHIBIT A

                                     (Date)

Office of Employee Benefits Security
Labor-Management Services Administration
U.S. Department of Labor
Washington, DC. 20216


Gentlemen:

         In order to comply with the alternative reporting and disclosure method under ERISA, Part I, Title I, for an unfunded or insured pension plan for a select group of management or highly compensated employees pursuant to 20 CFR
Section 2520.104.23, the following information is provided by the undersigned:

         1. The name of the employer is The Stoll Companies, an Ohio corporation.

         2. The mailing address of the employer is 2021 Adams Street, Toledo, Ohio 43624.

         3. The employer's federal identification number (EIN) is
____________________ .

         4. The employer currently maintains one (1) agreement establishing post-retirement salary continuation benefits for a management and highly compensated employee of employer.

         5. The employer will provide a copy of the agreement to the Secretary of Labor upon request.

                                                    THE STOLL COMPANIES


                                                    BY: _____________________
                                                        Richard H. Stoll, Jr.
                                                        President